Exhibit (d)(11)

SUPPLEMENT TO

SUB-ADVISORY AGREEMENT

PIMCO FUNDS

840 Newport Center Drive

Newport Beach, California 92660

February 26, 2008

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

RE:	PIMCO Fundamental Advantage Tax Efficient Strategy Fund and PIMCO Fundamental Advantage Total Return Strategy Fund (each a “Fund” and collectively, the “Funds”)

Dear Sirs:

As provided in the Sub-Advisory Agreement between Research Affiliates, LLC, a California limited liability company (the “Sub-Adviser”) and Pacific Investment Management Company LLC (the “Adviser”), investment adviser for the Funds, dated October 13, 2006 (the “Agreement”), the parties may supplement the Agreement to add additional series of PIMCO Funds (the “Trust”).

Accordingly, the Adviser hereby appoints the Sub-Adviser to provide Advisory Services, as defined and specified in the Agreement, in connection with the Funds and the Sub-Adviser hereby accepts such appointment and agrees to render the services set forth in the Agreement, the terms and conditions of which being hereby incorporated herein by reference, including such terms and conditions setting forth the amount of compensation to be paid by the Adviser to the Sub-Adviser for the services provided and expenses assumed pursuant to the Agreement and this Supplement. The terms “Fund” and “Funds” as used in the Agreement shall, for purposes of this Supplement, pertain to the Funds, as appropriate.

(The remainder of this page has been left intentionally blank. The signature page follows.)

If the foregoing correctly sets forth the agreement between the Adviser and the Sub-Adviser, please so indicate by signing, dating and returning to the Adviser the enclosed copy hereof.

Very truly yours,

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Brent R. Harris
Title:	Managing Director
Date:	February 26, 2008

ACCEPTED:

RESEARCH AFFILIATES, LLC

By:	/s/ Robert D. Arnott
Robert D. Arnott
Title:	Chairman & Chief Investment Officer
Date:	February 26, 2008